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                                                                    EXHIBIT 99.1


                                                   [METAL MANAGEMENT, INC. LOGO]


                                              METAL MANAGEMENT, INC.
                                              500 N. DEARBORN STREET O SUITE 405
                                              CHICAGO, ILLINOIS 60610
                                              www.mtlm.com
                                              NASDAQ:  MTLM


AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700
rlarry@mtlm.com



FOR IMMEDIATE RELEASE
                                                                FEBRUARY 2, 2004


METAL MANAGEMENT, INC. ANNOUNCES SALES OF $257.7 MILLION, NET INCOME OF $12.6 MILLION AND EPS OF $1.07 PER DILUTED SHARE FOR THE QUARTER ENDED DECEMBER 31, 2003

CHICAGO, IL - FEBRUARY 2, 2004 - METAL MANAGEMENT, INC. (Nasdaq: MTLM), one of the nation's largest full service scrap metal recyclers, today announced net sales of $257.7 million, EBITDA(1) (as defined) of $19.0 million, and net income of $12.6 million, or $1.07 per diluted share, for its third fiscal quarter ended December 31, 2003.

THIRD FISCAL QUARTER HIGHLIGHTS

o Consolidated net sales increased to $257.7 million for the quarter ended December 31, 2003, up 52.0% from $169.5 million for the quarter ended December 31, 2002.

o EBITDA (as defined) of $19.0 million for the quarter ended December 31, 2003, an increase of 138% from EBITDA (as defined) of $8.0 million for the quarter ended December 31, 2002.


----------

(1) EBITDA is defined by the company to be earnings before interest, taxes, depreciation, amortization, non-cash and non-recurring income, income (loss) from joint ventures, other income (expense), and (loss) gain on debt extinguishment. EBITDA is presented because management believes it provides additional information with respect to the performance of its fundamental business activities. Management also believes that debt holders and investors commonly use EBITDA to analyze company performance and to compare that performance to the performance of other companies that may have different capital structures. A reconciliation of EBITDA to GAAP net income is included in the table attached to this release. EBITDA is a measure of cash flow typically used by many investors, but is not a measure of earnings as defined under Generally Accepted Accounting Principles, and may be defined differently by others.




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o    Net income of $12.6 million for the quarter ended December 31, 2003, or
     $1.07 per common diluted share, compared to a net loss of $0.3 million for the quarter ended December 31, 2002, or ($0.03) per common diluted share. The comparability of net income for the two quarterly periods is affected by a reduction in the company's effective tax rate in fiscal 2004 associated with lower taxes from our increasing export sales. The effective tax rate in the quarter ended December 31, 2002 was affected by an election that was made regarding the company's utilization of Net Operating Loss tax benefits. This election was made in December 2002.

o Debt decreased by $21 million in the quarter ended December 31, 2003, compared to the debt level as of September 30, 2003.


METAL MANAGEMENT'S COMMENTS

Daniel W. Dienst, Chairman and Chief Executive Officer, said, "Metal Management is extremely pleased to announce its results for the third fiscal quarter ended December 31, 2003. Consolidated net sales increased 52% to $257.7 million compared to the quarter ended December 31, 2002. Of even greater significance, our operating income more than tripled to $14.5 million from $4.3 million in the year ago period. Net income for the quarter ended December 31, 2003 was $12.6 million, or $1.07 per diluted share, an accomplishment for which our employees should be extremely proud."

"The ferrous scrap marketplace continues to evidence remarkable strength, positively impacting both our volumes and margins. Our ferrous scrap shipments increased by about 8% to approximately 1.1 million tons for the third quarter of fiscal 2004 compared to the same period last year. The average selling price for our processed ferrous scrap metal shipments was $172 per gross ton in the quarter ended December 31, 2003, compared to $112 per gross ton in the quarter ended December 31, 2002."

"Our processed ferrous shipments to domestic consumers were seasonally strong for the October through December timeframe, attributable to strengthening in the manufacturing economy and a stronger demand from the consolidating steel industry in the U.S. Our third quarter volumes were up almost 6% compared to our domestic volumes in the third fiscal quarter of last year. This three-month calendar period has historically exhibited slowness in ferrous scrap purchases by the domestic steel industry."

"International demand for ferrous scrap continues to be strong. The company had an increase of 15% in ferrous scrap shipments exported via ocean vessel, primarily from our Northeast yards. In our third quarter, we exported approximately 250,000 tons of ferrous scrap by vessel, up from 217,000 tons in the year ago quarter."

"Debt reduction has been and will continue to be a priority for Metal Management, and our third quarter was another successful period for



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accomplishing that goal. EBITDA (as defined) was $19.0 million for the quarter ended December 31, 2003, more than double the EBITDA (as defined) of $8.0 million for the quarter ended December 31, 2002. As a result, the company was able to decrease debt by $21 million in the quarter ended December 31, 2003, down to $59.6 million, compared to the debt level as of September 30, 2003."

Dienst concluded, "The recent changes in our organization have been very positively received both inside our company and from our industry. I sincerely appreciate the support of our employees, shareholders, consumers, trading partners and customers, and I trust through our continuing hard work, all will be rewarded."

INVESTOR CONFERENCE CALL

Metal Management will host its Third Quarter 2004 Conference Call and Webcast at 8:30 a.m. EST (7:30 a.m. CST) on Tuesday, February 3, 2004. The conference call can be accessed by dialing 800-901-5248 passcode METAL. International callers can dial 617-786-4512 passcode METAL. The conference call will also be accessible via the web at www.mtlm.com by following the link on the investor section. A replay of the conference call will be available by dialing 888-286-8010 passcode 92301657 (International callers can access the replay by dialing 617-801-6888) through Tuesday, February 10, 2004.

ABOUT METAL MANAGEMENT, INC.

Metal Management is one of the largest full service metals recyclers in the United States, with approximately 40 recycling facilities in 13 states.

For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.

                                  * * * * * * *

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2003, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: debt leverage on Metal Management, debt covenants that restrict our ability to engage in certain transactions, cyclicality of the metals recycling industry, commodity price fluctuations, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, impact of export and other market conditions on the business, availability of scrap alternatives, underfunded defined benefit pension plans, historical operating losses, and limited common stock trading history.


                                       ###



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                             METAL MANAGEMENT, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited, in thousands, except per share amounts)



                                                               THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                      -------------------------------------     ------------------------------------
                                                      DECEMBER 31, 2003   DECEMBER 31, 2002     DECEMBER 31, 2003  DECEMBER 31, 2002
                                                      -----------------   -----------------     -----------------  -----------------
NET SALES                                                 $ 257,715         $ 169,546                $ 714,745          $ 555,859
Cost of sales                                               222,180           150,466                  617,691            483,684
                                                          ---------         ---------                ---------          ---------
Gross profit                                                 35,535            19,080                   97,054             72,175

Operating expenses:
   General and administrative                                16,570            11,117                   42,372             34,715
   Depreciation and amortization                              4,480             4,357                   13,536             12,985
   Non-cash and non-recurring income                              0              (695)                       0               (695)
                                                          ---------         ---------                ---------          ---------
Total operating expenses                                     21,050            14,779                   55,908             47,005
                                                          ---------         ---------                ---------          ---------
OPERATING INCOME                                             14,485             4,301                   41,146             25,170

Income (loss) from joint ventures                             1,811               (80)                   3,741               (158)
Interest expense                                             (1,418)           (2,775)                  (5,646)            (8,675)
Interest and other income (expense)                             (74)              711                     (184)             3,547
(Loss) gain on debt extinguishment                                0               324                     (363)               607
                                                          ---------         ---------                ---------          ---------

Income before income taxes                                   14,804             2,481                   38,694             20,491
Provision for income taxes                                   (2,231)           (2,753)                 (11,608)            (7,071)
                                                          ---------         ---------                ---------          ---------
NET INCOME (LOSS)                                         $  12,573         $    (272)               $  27,086          $  13,420
                                                          =========         =========                =========          =========

EARNINGS PER SHARE:
   Basic                                                  $    1.17         $   (0.03)               $    2.57          $    1.32
                                                          =========         =========                =========          =========
   Diluted                                                $    1.07         $   (0.03)               $    2.43          $    1.29
                                                          =========         =========                =========          =========
SHARES USED IN COMPUTATION OF EARNINGS PER SHARE:
   Basic                                                     10,722            10,161                   10,521             10,161
                                                          =========         =========                =========          =========
   Diluted                                                   11,700            10,161                   11,136             10,406
                                                          =========         =========                =========          =========


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                             METAL MANAGEMENT, INC.
                               EBITDA (AS DEFINED)
                        RECONCILIATION TO GAAP NET INCOME
                            (unaudited, in thousands)


                                                     THREE MONTHS ENDED                         NINE MONTHS ENDED
                                            -------------------------------------     --------------------------------------
                                            DECEMBER 31, 2003   DECEMBER 31, 2002     DECEMBER 31, 2003    DECEMBER 31, 2002
                                            -----------------   -----------------     -----------------    -----------------
Net income (loss)                                $ 12,573             $   (272)             $ 27,086            $ 13,420

Add Back:
   Depreciation and amortization                    4,480                4,357                13,536              12,985
   Provision for income taxes                       2,231                2,753                11,608               7,071
   Non-cash and non-recurring income                    0                 (695)                    0                (695)
   (Income) loss from joint ventures               (1,811)                  80                (3,741)                158
   Interest expense                                 1,418                2,775                 5,646               8,675
   Interest and other income, net                      74                 (711)                  184              (3,547)
   Loss (gain) on debt extinguishment                   0                 (324)                  363                (607)
                                                 --------             --------              --------            --------
EBITDA (AS DEFINED)                              $ 18,965             $  7,963              $ 54,682            $ 37,460
                                                 ========             ========              ========            ========
